QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(1)(L)

November 1, 2001

Dear Employees:

    Pursuant to Section 13 of the Offer to Exchange, we have amended the Offer to Exchange as indicated in Exhibit 1 attached hereto. Other than as indicated in Exhibit 1, all other terms of the Offer to Exchange and the Summary of Terms remain unchanged. As indicated in Exhibit 1, the deadline to respond to the Offer to Exchange is now 9:00 p.m., Pacific Standard Time, on November 15, 2001.

    Also attached are the following revised forms reflecting the updated deadline of 9:00 p.m. Pacific Standard Time and changes to the Confirmation of Participation form, which should now be used instead of the forms previously distributed on October 18, 2001. Forms already submitted to the Company will be honored.

  •
  Election Form

  •
  French Election Form

  •
  Notice of Change in Election from Accept to Reject

  •
  Notice of Change in Election from Reject to Accept

  •
  French Notice of Change in Election from Reject to Accept

  •
  Confirmation of Participation in the Offer to Exchange

    For additional information about these amendments, or the Offer generally, you should contact Human Resources, Attention Trish Leeper, via email at trish@mips.com or by telephone at (650) 657-5075.

Exhibit 1
Amendments to the Offer to Exchange

    The Offer to Exchange is hereby supplemented and amended as follows:

1.
The time of expiration for the Offer to Exchange has been extended by four hours. Thus, in all documents distributed on Thursday, October 18, 2001, all references to the expiration of the Offer to Exchange at 5:00 p.m., Pacific Standard Time on November 15, 2001 are amended to read 9:00 p.m., Pacific Standard Time on November 15, 2001. As a result of this change, we are re-circulating the election forms and the notices of change of election.

2.
Question 1 ("What Securities are we offering to exchange?") in the Summary of Terms section of the Offer to Exchange is amended to read, in its entirety, as follows:

    We are offering to exchange all stock options (the "Eligible Options") that were outstanding as of October 18, 2001 under our 1998 Long-Term Incentive Plan (the "1998 Plan") that are held by employees of the Company (each an "Eligible Participant"). If you wish to accept this Offer with respect to any Eligible Options, you must exchange all of your Eligible Options granted on or after April 11, 2001, but may exchange any or all of the Eligible Options granted before April 11, 2001.

3.
Section 4, paragraph 2 of the Offer to Exchange is amended to read, in its entirety, as follows:

    You may change your election at any time before 9:00 p.m., Pacific Standard Time, on November 15, 2001. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer. Additionally, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of the Offer to Exchange we have not accepted for exchange all options you elected to exchange. The date of the fortieth (40th) business day is December 14, 2001.

4.
Section 9, paragraph 1 of the Offer to Exchange is amended to read, in its entirety, as follows:

    A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of October 15, 2001, our executive officers and non-employee directors (ten (10) persons) as a group held options outstanding under the 1998 Plan and the Directors' Stock Option Plan (collectively, the "Option Plans") to purchase a total of 2,713,961 shares of our Common Stock. This represented approximately 30% of the shares subject to all options outstanding under the Option Plans and awards made outside of the Option Plans as of that date. Executive officers and employee directors have been provided the same offer to exchange their options. Non-employee directors may not participate in the Offer to Exchange. The exercise price of the Replacement Options for the executive officers listed on Schedule A, however, will be the higher of the closing price of the Company's Common Stock as reported on Nasdaq National Market on the date of grant or the date of cancellation. At the commencement of the Offer to Exchange, no executive officer or employee director advised the Company of his or her plans to exchange their options.

QuickLinks

  Exhibit 99.(a)(1)(L)
Exhibit 1 Amendments to the Offer to Exchange